Exhibit 10.1

Employment Agreement

This EMPLOYMENT AGREEMENT (“Agreement”) is dated on December 20, 2010 between Shaocheng Xu (the “Executive”), a citizen of People’s Republic of China, ID number 320503197406292510, and China Natural Gas, Inc. (the “Company”), a Delaware Corporation, with primary business address of No. 35 Tangyan Road, High-Tech Zone, Xi’an 710065, Shaanxi Province, China. The Executive will be employed as the Chief Financial Officer ("CFO").

WHEREAS, the Company believes that Executive provides unique management services for the Company and wishes to retain the Executive as its Chief Financial Officer; and

WHEREAS, the Company and Executive have reached the following understanding with respect to the Executive's employment by the Company for a period of 3 years commencing December 20, 2010; and

WHEREAS, the Company and Executive desire to evidence their agreement in writing and to retain the Executive by the Company on terms set forth herein.

1. Employment, Duties and Acceptance.

1.1.
Effective December 20, 2010, the Company hereby agrees to the employment of Executive as the Chief Financial Officer ("CFO") and both parties hereby accept such employment on the terms and conditions contained in this Agreement. During the term of this Agreement, the Executive shall make him / her available to the Company to pursue the business of the Company subject to the supervision and direction of the Board of Directors of the Company ("Board" or "Board of Directors").

1.2.
The Company shall retain the Executive to serve as the Company’s full time CFO. The Executive shall not take any other work, either full-time or part-time, which is not relevant to these responsibilities. The scope and responsibilities of the CFO position include the following:

(a)	To proactively contact and market the company to the investment community; set up good relationship and communicate effectively with current and potential investors

(b)	To provide accurate information on the financial resources, obligations and current activities of the Company to the relevant external parties, including banks, funds, and investors;

(c)	To formulate and implement relevant policies, procedures and strategies to ensure the realization of the Company’s financial strategy;

(d)	To establish a strong financial system and strict internal control procedure;

(e)	To supervise all financial activities to ensure their compliance with law and the Company’s policy;

(f)	To be responsible for quality and timely filing of accurate US GAAP financial reports;

(g)	To establish and direct a mechanism to timely solve financial problems;

(h)	To establish and direct a mechanism for reducing costs and increasing efficiency;

(i)	To be responsible for the Company’s financial planning;

(j)	To participate in business development and strategic planning;

(k)	To recommend investment policies, implement investment strategies based on approved investment guidelines, and to manage investment transactions;

(l)	To carry out strategic acquisition, capital management, financing etc. pursuant to the requirements of the Board of Directors;

(m)	To provide comments to the Executive Management Team and the Board of Directors on financial issues of the Company;

(n)	To actively aware of the changing rules and regulations in the US and China;

(o)	Other responsibilities stipulated by the Board of Directors.

Meanwhile, the CFO is the primary resource of the Chief Executive Officer (“CEO”) and department directors with respect to strategies and operations, and will be responsible for the Company’s financial management and planning, including the following: (1) Company strategy; (2) financial strategy; (3) budget and control; and (4) financial management.

Company strategy
The CFO shall play a major role in coordinating a comprehensive strategy to maximize Company value:

(1)  Ensure the existing plans are well based on the Company’s current business to maximize the value to the Company;

1. Continuously assess the plan’s value creation potential;

2. Ensure the plans are targeted towards major problems faced by the Company. In doing so, the Executive should repeatedly research reasons and possibilities related to changes in the Company’s operations and provide external references for value creation (such as some business of value to other possible owner);

3. Advise the CEO and department directors regarding major proposals;

4. Formulate criteria for financial control and establish mechanism for progress assessment

(2) Assist in developing the Company’s expansion strategy and creating shareholder value.

1. Comment on the current market opportunities closely related to the Company’s business;

2. Evaluate the Company’s capacity and assets to capitalize the market opportunity; propose proper remedies for capacities lacking;

3. Provide business and financial evaluations regarding specific proposals.

Financial Strategy

The CFO shall be responsible for the formulation and implementation of comprehensive financial plans and strategies to provide support for the Company's business and create greatest value for shareholders.

(1) Propose capital and dividend policies for value creation;

(2) Design and manage Company presentation of the Company’s operations and plan to the financial community;

(3) Negotiate major financial transactions, including loans, stock offerings and buybacks.

Budget and Control

The CFO shall formulate and implement a program to ensure the management obtain correct information for goal setting, decision making and operation supervising:

(1)          Coordinates short-term budget compilation.

(2)          Evaluate main performance standards of each business unit.

(3)          Ensure business units are properly authorized;

(4)          Assess performance of business units with CEO and department directors.

The CFO shall ensure effective management of the Company’s financial issues:

(1)          Ensure timely reporting and performance of obligations;

(2)          Establish internal control system to ensure the safety of the company's assets;

(3)          Ensure effective and efficient management of cash / accounts receivables / accounts payable;

(4)          Perform all tax reporting and tax obligations;

(5)          Seek opportunities to reduce the tax burden;

(6)          Maintaining close relationship with the Company’s banks;

(7)           Risk management and plan of the Company.

The CFO shall be responsible for maintaining and management of important external relations, including:

1.Financial institutions (banks and investment banks)

2.External auditors.

3.Supervising authorities and tax authorities.

1.3. The Executive shall perform his duties diligently and competently pursuant to the requirements for the position.

1.4 The Board may assign the Executive such general management and supervisory responsibilities and executive duties for the Company as are appropriate and commensurate with Executive's position as CFO of the Company

2. Compensation and Benefits

2.1. The Company shall pay to Executive a salary of RMB600,000 (six hundred thousand Chinese Renminbi) after-tax annually and receive 12 pays each year, equal to a monthly salary of RMB50,000 (fifty thousand Chinese Renminbi).

In the probation period, which is the first six months of employment, only 80% of the abovementioned monthly salary, which is equal to RMB40,000, will be paid to the Executive each month, while the remaining 20% will be paid in one installment at the end of the first year of employment. During the employment term if not informed by written notice, monthly salary is paid on the 20th of next month. If the payment date coincides with a holiday, the salary will be paid on the first business day after the holiday.

Upon the completion of the first year of employment of the Executive, the Company should grant the Executive stock options for purchasing the Company’s stocks according to the ratio entitled by the CFO, as provided in the employee stock option plan of the Company. The Executive may only exercise such stock options according to the employee stock option plan once he or she has served the Company for one year on a yearly basis and in cash.

2.2. The Executive shall pay personal income taxes pursuant to regulations of the government tax agency, and the Company shall deduct a corresponding amount from the monthly salary of the Executive and pay that amount on behalf of the Executive to the relevant tax agency.

2.3. In addition to what is provided for under the foregoing Article 2.2, the Company shall have the right to deduct from the Executives’ salaries for other purposes in accordance with applicable laws and regulations.

 3. Term and Termination

3.1. The term of this Agreement is for a period of   3 years beginning on  December 20, 2010   and terminating on  December 19, 2013.  Each Party may by sixty days prior written notice terminate this Agreement before expiration of this Agreement. The Executive shall complete handover duties before he resigns from office.

3.2. The Company, by notice to the Executive, may terminate this Agreement in writing for a “cause”. As used herein, "cause" shall include (a) the refusal in bad faith by Executive to carry out specific written directions of the Board, (b) intentional fraud or dishonest action by Executive in his/her relations with the Company ("dishonest" for these purposes shall mean Executive's knowingly making of a material misstatement to the Board for the purpose of obtaining direct personal benefit); or (c) the conviction of Executive of any crime involving an act of significant moral turpitude after appeal or the period for appeal has elapsed without an appeal being filed by Executive.

Notwithstanding the foregoing, no "cause" for termination shall be deemed to exist with respect to the Executive's acts described in clause (a) or (b) above, unless the Board shall have given written notice to Executive (after five (5) days advance written notice to the Executive and a reasonable opportunity to Executive to present his/her views with respect to the existence of "cause"), specifying the "cause" with particularity and , within twenty (20) business days after such notice, Executive shall not have disputed the Board's determination or in reasonably good faith taken action to cure or eliminate prospectively the problem or thing giving rise to such "cause," provided, however, that a repeated breach after notice and cure, of any provision of clause (a), (b) or (c) above, involving the same or substantially similar actions or conduct, shall be grounds for termination for cause upon not less than five (5) days additional notice from the Company.

3.3. The Executive, by notice to the Company, may terminate this Agreement in writing if a "Good Reason" exists . For purposes of this Agreement, "Good Reason" shall mean the occurrence of any of the following circumstances without the Executive's prior express written consent:

(a)
 a material adverse change in the nature of the Executive's title, duties or responsibilities with the Company that represents a demotion from his/her title, duties or responsibilities as in effect immediately prior to such change;

(b)	a material breach of this Agreement by the Company;

(c)	a failure by the Company to make any payment to Executive when due, unless the payment is not material and is being contested by the Company, in good faith, and approved by the Executive in advance;

(d)	a liquidation, bankruptcy or receivership of the Company; or

(e)
any person or entity other than the Company and/or any officers or directors of the Company as of the date of this Agreement acquires securities of the Company other than from Executive or his/her affiliates (in one or more transactions) having 51% or more of the total voting power of all the Company's securities then outstanding.

Notwithstanding the foregoing, no Good Reason shall be deemed to exist with respect to the Company's acts described in clauses (a), (b) or (c) above, unless the Executive shall have given written notice to the Company specifying the Good Reason with reasonable particularity and, within twenty (20) business days after such notice, the Company shall not have cured or eliminated the problem or thing giving rise to such Good Reason; provided, however, that a repeated breach after notice and cure of any provision of clauses (a), (b) or (c) above involving the same or substantially similar actions or conduct, shall be grounds for termination for Good Reason without any additional notice from Executive.

4. Protection of Confidential Information; Non-Competition.
4.1. The Executive acknowledges that:

(a)
As a result of his/her current employment with the Company, the Executive will obtain secret and confidential information concerning the business of the Company and its subsidiaries and affiliates, including, without limitations, financial information, designs and other proprietary rights, trade secrets and "know-how," customers and sources ("Confidential Information").

(b)
The Company will suffer substantial damage which will be difficult to compute if, during the period of his/her employment with the Company or thereafter, Executive should enter a business competitive with the Company or divulge Confidential Information.

(c)	The provisions of this Agreement are reasonable and necessary for the protection of the business of the Company.

4.2. The Executive agrees that he will not at any time, either during the term of this Agreement or thereafter, divulge to any person or entity any Confidential Information obtained or learned by him/her as a result of his/her employment with the Company, except (i) in the course of performing his/her duties hereunder, (ii) to the extent that any such information is in the public domain other than as a result of Executive's breach of any of his/her obligations hereunder, (iii) where required to be disclosed by court order, subpoena or other government process or (iv) if such disclosure is made without Executive's knowing intent to cause material harm to the Company. If Executive shall be required to make disclosure pursuant to the laws and regulations, or pursuant to the provisions of clause (iii) of the preceding sentence, Executive promptly, but in no event more than 72 hours after learning of such subpoena, court order, or other government process, shall notify, by personal delivery or by electronic means, confirmed by mail, the Company and Executive shall permit the Company to intervene and participate with counsel of its choice in any proceeding relating to the enforcement thereof.

4.3. Upon termination of his/her employment with the Company, Executive will promptly deliver to the Company all memoranda, notes, records, reports, manuals, drawings, blue-prints and other documents (and all copies thereof) relating to the business of the Company and all property associated therewith, which he may then possess or have under his/her control;

4.4. During the period of employment: (A) the Executive, without the prior written permission of the Company, shall not, anywhere in the People’s Republic of China, (i) enter into the employ of or render any services to any person, firm or corporation engaged in any business which is directly in competition with the Company's principal existing business at the time of termination ("Competitive Business"); (ii) engage in any Competitive Business as an individual, partner, shareholder, creditor, director, officer, principal, agent, employee, trustee consultant, advisor or in any other relationship or capacity; (iii) employ, or have or cause any other person or entity to employ, any person who was employed by the Company at the time of termination of the Executive's employment by the Company (other than Executive's personal secretary and assistant); or (iv) solicit, interfere with, or endeavor to entice away from the Company, for the benefit of a Competitive Business, any of its customers. Notwithstanding the foregoing, in the event the Company terminates this Agreement without "cause" or if Executive terminates this Agreement for Good Reason under Article 3.5 hereof, the Executive's obligations under this Article 4.4 shall terminate one month following termination.

4.5. If the Executive commits a breach of any of the provisions of Articles 4.2 or 4.4, the Company shall have the right to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed by the Executive that the services being rendered hereunder to the Company are of a special character and that  he or she should bear a corresponding and reasonable responsibility to compensate the Company for any damage caused by his or her purposeful conduct .

5. Rewards and Penalties

5.1 The Executive should abide by the provisions of the company law includes attendance management system, various rules and regulations. The mobile phone should remain open 24 hours, to ensure unblocked communication at any time and maintain effective communication with overseas investors. Meanwhile, the chief financial officer reports to  the Chairman directly.

5.2. Without written consent of the Company, the Executive shall not accept money, gift or any other kinds of benefits from any customer, collaborating company or other related company, except normal business reception and entertainment with associated parties.

5.3. Executive shall serve the Company faithfully and competently during the term of employment.

5.4. The Company shall impose penalties on the Executive pursuant to regulations of the Company, if the Executive violates the Company’s rules or regulations. The Company’s regulations are attached hereby.

6. Liability for Breach
6.1 If either Party to this Agreement is under any of the following circumstances, the Party shall be liable for breach of the Agreement:

(a)	The Company violates the provisions of this Agreement and unilaterally rescinds this Agreement, unless otherwise provided by this Agreement;
(b)	The Executive resigns from the Company in a manner that violates the provisions of this Agreement.

6.2. Either Party in breach of this Agreement shall pay the other Party liquidated damages.  The standard liquidated damages shall be equal to twice of the salary the Executive has actually received in the month prior to the date of the breach.

6.3. If the liquidated damages provided for under the foregoing Article 6.2 is not enough to cover the losses of the other Party, then the breaching Party shall compensate the other Party for the actual losses caused by the breach.

6.4. The Executive warrants (1) that all the relevant information he provides to the Company, including without limitations his/her identification, address, academic credentials, work experiences and professional skills are true; (2) that, by working for the Company and by entering into this Agreement with the Company, the Executive does not violate any agreement on confidentiality or non-competition entered into with his/her previous employer or any other company or individual.  If the Executive breaches this warranty, the Company has the right to rescind this Agreement and demand that Executive compensate the Company for any losses due to the breach.

7. Miscellaneous Provisions.
7.1. All notices provided for in this Agreement shall be in writing, and shall be deemed to have been duly given when delivered personally to the party to receive the same, when transmitted by electronic means, or when mailed first class postage prepared, by certified mail, return receipt requested, addressed to the party to receive the same at his/her or its address set forth below, or such other address as the party to receive the same shall have specified by written notice given in the manner provided for in this Article 7.1. All notices shall be deemed to have been given as of the date of personal delivery, transmittal or mailing thereof.

If to the Executive: Room 601, No. 34, 999 Lane, Hong Mei Road, Shanghai

If to the Company: 19th Building B Van Metropolis, Tang Yan Road, Hi-tech Zone, Xi'an

7.2. In the event of any claims, litigation or other proceedings arising under this Agreement, the Executive shall be reimbursed by the Company within thirty (30) days after delivery to the Company of statements for the costs incurred by the Executive in connection with the analysis, defense and prosecution thereof, including reasonable attorneys' fees and expenses; provided, however, that Executive shall reimburse the Company for all such costs if it is determined by a non-appealable final decision of a court of law that the Executive shall have acted in bad faith with the intent to cause material damage to the Company in connection with any such claim, litigation or proceeding.

7.3. The Company, shall to the fullest extent permitted by law, indemnify the Executive for any liability, damages, losses, costs and expenses arising out of alleged or actual claims (collectively, "Claims") made against the Executive for any actions or omissions as an officer and/or director of the Company or its subsidiary. To the extent that the Company obtains director and officers insurance coverage for any period in which Executive was an officer, director or consultant to the Company, Executive shall be a name insured and shall be entitled to coverage thereunder.

7.4. All questions with respect to the construction of this Agreement, and the rights and obligations of the parties hereunder, shall be determined in accordance with the law of China applicable to agreements made and to be performed entirely in Xi'an, China.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the  date first above written.

By:	/s/ Qinan Ji
CEO of China Natural Gas Inc.

By:	/s/ Shaocheng Xu